UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2016

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activity.

On April 6, 2016, the Board of Directors (the “Board”) of Pixelworks, Inc. (the “Company”) committed to a restructuring plan, including an approximately 24% reduction in workforce, primarily in the areas of development, operations, sales and marketing. The Board believes adoption of this restructuring plan will help streamline the Company’s operations and product offerings, and more appropriately align the Company’s expenses with current revenue levels. The Company expects the restructuring to be substantially completed by the end of the Company’s third quarter ending September 30, 2016 and expects to incur total estimated restructuring and impairment charges of approximately $4.4 million, including approximately $2.7 million related to employee severance and benefits, and approximately $1.7 million in impairment charges for the impairment of assets related to inventory and property and equipment. The Company currently expects that these charges will largely be recorded in the first quarter of 2016 and will result in cash expenditures of approximately $2.7 million, which expenditures are expected to occur in the second quarter of 2016.

As a result of the restructuring, the Company expects to realize annualized savings of approximately $5.0 million.

On April 7, 2016, the Company issued a press release announcing the restructuring plan. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06.	Material Impairments.

On April 6, 2016, the Board concluded that a material charge for impairment would be required under GAAP in connection with its decision to implement the restructuring plan as described in Item 2.05 above and incorporated by reference herein. Additionally, the information contained in Item 2.05 of this Current Report on Form 8-K relating to the charges expected to be recorded by the Company in the first quarter of 2016 as a result of the restructuring plan, including the expected impairment charge, and the Company’s estimate of cash expenditures resulting therefrom, is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 6, 2016, directors Mark A. Christensen and Barry L. Cox notified the Board that each would resign, and would not stand for re-election, at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”), such resignation and refusal to stand for re-election to be effective on the date of the Annual Meeting, as of immediately prior to the commencement of the Annual Meeting. Neither Mr. Christensen’s nor Mr. Cox’s decisions were the result of any disagreement with the Company or the Board.

(d)

On April 6, 2016, the Board elected Todd A. DeBonis, the Company’s Chief Operating Officer, to the Board as a Class II Director, to serve until the earliest of the next annual meeting of shareholders, a successor being elected and qualified, or his resignation, death or removal. Mr. DeBonis, as a management director, will not receive any additional compensation for his service on the Board, nor serve on any Board committees.

On April 7, 2016, the Company issued a press release announcing the appointment of Mr. DeBonis to the Board. The full text of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 8.01.    Other Events.
On April 6, 2016, the Board set May 11, 2016 as the date for the Annual Meeting.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of Pixelworks, Inc. dated April 7, 2016
99.2	Press Release of Pixelworks, Inc. dated April 7, 2016
Forward-Looking Statements:
This Current Report on Form 8-K contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include terms such as “expects”, “will,” “estimates,” and similar expressions and include statements regarding the Company’s restructuring plan, its expectations and estimates regarding the workforce reduction, the objectives of the restructuring plan and the timing thereof, amounts and timing of the charges, cash expenditures and savings to be incurred in connection with the restructuring plan, and the potential impact of the restructuring plan. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Potential risks and uncertainties that could cause actual results to differ from expected results include, among others, whether the Company will be able to implement the restructuring program as planned, whether additional measures outside those set forth herein will need to be taken to fulfill the objectives of the restructuring plan, whether the expected amount of the costs associated with the restructuring program will differ from or exceed the Company's forecasts and whether the Company will be able to realize the full amount of estimated savings from the restructuring program or in the timeframe expected. It is not possible to predict or identify all risks and uncertainties, and additional significant risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	April 7, 2016	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

99.1	Press Release of Pixelworks, Inc. dated April 7, 2016
99.2	Press Release of Pixelworks, Inc. dated April 7, 2016